Tamino Minerals presents Lithium Corporate Video

Tamino Minerals, Inc. Video Update

Tamino Minerals, Inc. (OTCMKTS:TINO)

TORONTO,ON, CANADA, February 9, 2022 / EINPresswire.com/ -- Toronto, Canada – "Tamino" or the "Company" -OTC Markets: TINO- February 9, 2022, the Company has prepared a video with information regarding our Corporate Strategy outlining our Exploration Activities in the search for Lithium and has updated its website. To view our newly updated Lithium Corporate Video you must visit the following link:

https://bit.ly/3LiHhvn

You could also download the Presentation on the following link: https://taminominerals.ca/investors/
Lithium prices have already more than doubled this year. The October reading for the lithium price index is up 225% year to date, according to data from Benchmark Mineral Intelligence.

The recently passed infrastructure bill includes $7.5 billion to build out the U.S.’s network of electric-vehicle chargers, which is expected to help speed up the adoption of EVs.

Lithium supply has been severely underinvested in the past few years, while demand is expected to grow exponentially throughout the decade as several countries set ambitious targets for EV sales.

Lithium demand was at about 300,000 metric tons last year and is expected to reach one million metric tons in 2025 and two million metric tons in 2030, according to S&P Global Platts.

We also announce that for compliance purposes the Company has disclosed on its Two Page Circular that it has issued 497,085,278 of which 347,274,117 are restricted and 149,811,161 are deemed free trading as per the report obtained from DTCC.

Our goal is mainly to immediately jump start our exploration programs on our various projects and consistently deliver results. For this purpose, the company has retained a Qualified Geologist in order to produce a NI 43-101 Report.

Tamino Minerals, Inc. understand the importance of concentation to Create Wealth and Diversification helps Preserve it. As mentioned before we are currently seeking to begin our Exploration Programs on its Gold and Copper Projects in the State of Sonora, Mexico.

The company will make further announcements on its other project as progress is made.

TAMINO MINERALS, INC. is exploring for Gold, Silver, Copper and Lithium, within a prolific gold producing State, Sonora.

On behalf of the Board,

Pedro Villagran-Garcia, President & CEO

For further information, please contact the Company at 1-307-212-4657 or by email at info@taminominerals.ca

Forward Looking Statements

Certain information contained in this press release, including any information as to our strategy, plans or future financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are forward-looking statements. The words "believe," "expect," "will," "anticipate," "contemplate," "target," "plan," "continue," "budget," "may," "intend," "estimate," "project" and similar expressions identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as "Risk Factors" in our filings with the SEC which can be found at www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Pedro Villagran Garcia
Tamino Minerals, Inc.
+1 307-212-4657

Tamino Minerals, Inc. Corporate Video Presentation on Lithium